HSBC USA INC. [●] Equity Buffer Notes
Filed Pursuant to Rule 433
Registration No. 333-133007
November 18, 2008

FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
and Prospectus Addendum dated December 12, 2007)

The terms and conditions relating to the offering set forth in this free writing prospectus shall supersede the terms and conditions set forth in another free writing prospectus dated November 3, 2008 relating to the same offering previously filed with the Securities and Exchange Commission. Terms used in this free writing prospectus are described or defined in the prospectus supplement and prospectus. The notes offered will have the terms described in the prospectus supplement and prospectus. The notes are 20% principal protected, and you may lose up to 80% of your initial investment.

This free writing prospectus relates to two separate note offerings. Each reference asset identified below represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not a basket of reference assets). Although each offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset or as to the suitability of an investment in the related notes. The following key terms relate to each separate notes offering:

Reference Asset (TICKER)	Upside Participation Rate	Maximum Cap(1)	Issue Amount	Agent’s Discount or Commission Per Note / Total (2)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(3)	Maturity Date(4)
Dow Jones Industrial AverageSM (INDU)	200%	[20.00% - 24.00%]	TBD	TBD	TBD	4042K0TJ4 / ●	May 25, 2010	May 28, 2010
Financial Select Sector SPDR Fund (XLF)	300%	[30.00% - 38.00%]	TBD	TBD	TBD	4042K0TK1 / ●	January 25, 2010	January 28, 2010
(1) The maximum cap will be determined on the trade date.
(2) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.
(3) The final valuation date is subject to adjustment as described herein
(4) Expected. The maturity date will be 3 days after the final valuation date and is subject to adjustment as described herein.

•	Principal Amount:	$1,000 per note.
•	Trade Date:	[November 24, 2008]
•	Pricing Date:	[November 24, 2008]
•	Original Issue Date:	[November 28, 2008]
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date that is based on the final return (as described below):
- If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum cap;
- If the final return is between 0.00% and -20.00%, inclusive, you will receive 100% of the principal amount; and

-  If the final return is less than -20.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%. For example, if the final return is -30.00%, you will suffer a 10.00% loss and receive 90.00% of the principal amount.

•	Final Return:	The quotient, expressed as a percentage, of (i) the ending value minus the starting value divided by (ii) the starting value, expressed as a formula:

•	Starting Value:	The official closing value of the reference asset as determined by the calculation agent on the pricing date.
•	Ending Value:	The official closing value of the reference asset as determined by the calculation agent on the final valuation date.
•	Official Closing Value:
The official closing value of the reference asset on any scheduled trading day (as defined herein) as determined by the calculation agent and displayed on Bloomberg Professional® service page “INDU <INDEX>” with respect to INDU and page “XLF UA <EQUITY>” with respect to XLF.

•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-6 of this document and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. November 18, 2008

SUMMARY

General Terms

This free writing prospectus relates to two separate note offerings; each reference asset identified on the cover page represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not to a basket of reference assets). You may participate in any one of the note offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of the reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:
•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•	If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:

(i)	the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii)	the product of (a) the principal amount multiplied by (b) the maximum cap;

•	If the final return is between 0.00% and -20.00%, inclusive, you will receive the principal amount; and

•
If the final return is less than -20.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%. For example, if the final return is -30.00%, you will suffer a 10.00% loss and receive 90.00% of the principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Market Disruption Event

The following section applies only to INDU and does not apply to XLF:

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event with respect to the final valuation date exists on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the calculation agent will determine the ending value on that date in accordance with the formula for and method of calculating the reference asset last in effect prior to the occurrence of that market disruption event, using the relevant exchange traded or quoted price of each component security comprised in the reference asset (or if an event giving rise to a market disruption event has occurred with respect to a component security in the reference asset on that fifth scheduled trading day, its good faith estimate of the value for that component security). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date and no interest will be paid in respect of such postponement.

“Market disruption event” means, with respect to INDU, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means, with respect to INDU, each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided the calculation agent has determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset.

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“Relevant exchange” means, with respect to INDU, the primary exchange or quotation system for any security then included in the reference asset.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

The following section applies only to XLF and does not apply to INDU:

If the final valuation date is not a scheduled trading day then the final valuation date will be the next day that is a scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day on which a market disruption event does not exist. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the calculation agent will determine the ending value of the reference asset on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the reference asset that would have prevailed but for that market disruption event. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” means, with respect to XLF, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to any security included in the underlying index of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset, on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to any security included in the underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to XLF, each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the reference asset or the underlying index of the reference asset has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the reference asset or the underlying index of the reference asset on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the reference asset or the underlying index of the reference asset are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset or the underlying index.

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“Relevant exchange” means, with respect to XLF, any exchange on which shares of the reference asset or securities then included in the underlying index of the reference asset trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:
♦     You believe the level of the reference asset will increase moderately—meaning that you believe the level of the reference asset will increase over the term of the notes, but do not believe such increase is likely to exceed the maximum cap.
♦     You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -20.00%.
♦     You are willing to invest in the notes given that the return on the notes (as magnified by the upside participation rate) is subject to the maximum cap.
♦     You are willing to forego dividends paid on the stocks included in the reference asset or the underlying index of the reference asset, as applicable.
♦     You do not seek current income from this investment.
♦     You do not seek an investment for which there is an active secondary market.
♦     You are willing to hold the notes to maturity.

The notes may not be suitable for you if:
♦     You believe the level of the reference asset will decrease over the term of the notes, or you believe the product of the final return of the reference asset multiplied by the upside participation rate will be greater than the maximum cap.
♦     You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -20.00%.
♦     You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.
♦     You prefer to receive the dividends paid on any stocks included in the reference asset or the underlying index of the reference asset, as applicable.
♦     You seek current income from this investment.
♦     You are unable or unwilling to hold the notes to maturity.
♦     You seek an investment for which there will be an active secondary market.
♦     You seek an investment that is 100% principal protected.
♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your notes if the final return of the reference asset is below -20.00%. In that event, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%. Accordingly, you may lose up to 80.00% of your initial investment in the notes.

Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than the amount equal to the principal amount plus the product of (i) the principal amount and (ii) the maximum cap. This means that the maximum possible return for each note is the maximum cap. Therefore, you may not have the benefit of full exposure to the positive performance of the reference asset if the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

The Notes will not be Listed on any Securities Exchange or Quotation System.

We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) or the underlying index of the reference asset, as applicable, concerning additions, deletions and substitutions of the constituents included in the reference asset or the underlying index of the reference asset, as applicable, and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset or the underlying index of the reference asset, as applicable, may affect the value of the reference asset. The policies of the reference sponsor with respect to the calculation of the reference asset or the underlying index of the reference asset, as applicable, could also affect the value of the reference asset. The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset or the underlying index of the reference asset, as applicable. Any such actions could affect the value of the notes.

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Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

Uncertain Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the notes in accordance with this approach. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that the U.S. holder has held the note for more than one year at such time for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

The XLF is a “pass-thru” entity for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), and we therefore intend to treat the notes that reference the XLF as subject to the “constructive ownership” rules of section 1260 of the Code. Moreover, certain of the entities included in the INDU could be treated as a “real estate investment trust” (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Code, in which case it is possible that the note that references the INDU will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term gain had it held the XLF or any other pass-thru entity directly. Because the U.S. holder does not share in distributions made on the XLF, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held shares of the XLF directly. However, to the extent that one or more of the entities in the INDU constitute PFICs or other pass-thru entities for purposes of section 1260 of the Code, or if the XLF rebalances its positions or purchases a new position within a year of the maturity, sale, exchange, or other disposition of the note by a U.S. holder, the U.S. holder will generally be unable to demonstrate that it would have recognized long-term capital gain with respect to that portion of the note that references the XLF or the note that references the INDU, respectively.

Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”]

Additional Risks Related to XLF Only

The Value of Shares of the Reference Asset may not Completely Track the Level of the Index that Underlies the Reference Asset (the “underlying index”).

Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the level of the underlying index. The reference asset may reflect transaction costs and fees that are not included in the calculation of the underlying index. Additionally, because the reference asset may not actually hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

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There Are Industry Concentration Risks Associated with Notes Linked to the Financial Select Sector SPDR.

The stocks included in the Financial Select Sector Index, the underlying index, and that are generally tracked by the reference asset are stocks of companies representing the financial sector of the S&P 500® Index. As a result, an investment in the notes will be concentrated in this single sector. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks underlying the Financial Select Sector Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the financial sector of the S&P 500® Index.

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the reference asset relative to its starting value. We cannot predict the ending value of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical starting value used in the illustrations below is not the actual starting value of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume the notes are held to maturity, a starting value of 100.00, a maximum cap of 25.00%, an upside participation rate of 300% and that if the final return is below -20.00%, investors will lose 1.00% of the principal amount of their notes for each percentage point that the final return is below -20.00%.

Example 1: The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

Reference Asset
Starting Value	100.00
Ending Value	110.00
Final Return	10.00%
Final Return x Upside Participation Rate:	30.00%
Maximum Cap:	25.00%
Cash Settlement Value:	$1,250.00

Here, the final return is 10.00%.

Because the final return is greater than 0.00%, the cash settlement value equals the principal amount of the note plus the lesser of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 25.00%. Therefore, the notes would pay $1,250.00 at maturity.

Example 1 shows that you are assured the return of your principal investment when the ending value is greater than the starting value for the reference asset. Example 1 also illustrates that if the product of the final return multiplied by the upside participation rate exceeds the stated maximum cap, your return on the notes will be limited to the stated maximum cap.

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Example 2: The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is less than the maximum cap.

Reference Asset
Starting Value	100.00
Ending Value	104.00
Final Return	4.00%
Final Return x Upside Participation Rate:	12.00%
Maximum Cap:	25.00%
Cash Settlement Value:	$1,120.00

Here, the final return is 4.00%.

Because the final return is greater than 0.00%, the cash settlement value equals the principal amount of the notes plus the lessor of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 plus (a) $1,000 multiplied by (b) 4.00% multiplied by 300.00%. Therefore, the notes would pay $1,120.00 at maturity.

Example 2 illustrates how a positive final return is magnified by the leverage provided by the upside participation rate until the maximum cap is reached.

Example 3: The final return is moderately negative over the term of the notes.

Reference Asset
Starting Value	100.00
Ending Value	90.00
Final Return:	-10.00%
Cash Settlement Value:	$1,000.00

Here, the final return is -10.00%.

Because the final return is between 0.00% and -20.00%, inclusive, you will receive a cash settlement value equal to the principal amount of the notes. Accordingly, the cash settlement value in this example would equal $1,000.

Example 3 shows that you are assured the return of your principal investment where the level of the reference asset declines by no more than 20.00% over the term of the notes. Nonetheless, the receipt of only the principal amount at maturity may be less than the rate that you would have received from a conventional debt security.

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Example 4: The final return is significantly negative over the term of the notes.

Reference Asset
Starting Value	100.00
Ending Value	60.00
Final Return:	-40.00%
Cash Settlement Value:	$800.00

Here, the final return is -40.00%.

Because the final return is less than -20.00%, you would lose 1.00% of the principal amount of your notes for each percentage point that the final return is below -20.00%. Accordingly, at maturity, the cash settlement value would be equal to $800.00, and you would suffer a loss of 20.00% of your principal amount.

Example 4 shows that you may lose up to 80.00% of the principal amount of your notes if the final return is less than -20.00%.

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Sensitivity Analysis - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 investment in notes for a hypothetical range of performance for the final return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

•	Principal Amount:	$10,000

•	Upside Participation Rate:	300.00%

•	Maximum Cap	25.00%

Final Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300.00%	25.00%	$12,500
90.00%	300.00%	25.00%	$12,500
80.00%	300.00%	25.00%	$12,500
70.00%	300.00%	25.00%	$12,500
60.00%	300.00%	25.00%	$12,500
50.00%	300.00%	25.00%	$12,500
40.00%	300.00%	25.00%	$12,500
30.00%	300.00%	25.00%	$12,500
20.00%	300.00%	25.00%	$12,500
10.00%	300.00%	25.00%	$12,500
5.00%	300.00%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	0.00%	$10,000
-10.00%	N/A	0.00%	$10,000
-20.00%	N/A	0.00%	$10,000
-30.00%	N/A	-10.00%	$9,000
-40.00%	N/A	-20.00%	$8,000
-50.00%	N/A	-30.00%	$7,000
-60.00%	N/A	-40.00%	$6,000
-70.00%	N/A	-50.00%	$5,000
-80.00%	N/A	-60.00%	$4,000
-90.00%	N/A	-70.00%	$3,000
-100.00%	N/A	-80.00%	$2,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the value of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

FWP-11

DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in any reference asset or any of the securities comprising any reference asset or any underlying index. All disclosures contained in this free writing prospectus regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this free writing prospectus. You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

Dow Jones Industrial AverageSM (“INDU”)

We have derived all information relating to the INDU, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of the INDU at any time.

Dow Jones publishes the INDU.

The INDU is a price-weighted index, rather than capitalization weighted. The INDU is compromised of 30 blue-chip stocks that are generally the leaders in their industry. As of October 30, 2008, 28 companies or 93.33% of the Index, traded on the New York Stock Exchange and 2 companies, or 6.67% of the Index, traded on The NASDAQ Stock Market. The INDU is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods.

According to Dow Jones, the composition of the INDU is determined at the discretion of the editors of The Wall Street Journal. There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their industries. For the sake of continuity, changes to the composition of the INDU are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed by the editors of The Wall Street Journal. As a result, multiple component changes are often implemented simultaneously.

Changes in the INDU are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service page “INDU <INDEX>” and on Dow Jones website (http://www.djindexes.com). Information contained in the Dow Jones website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The INDU does not reflect the payment of dividends on the stocks included in the INDU.

Computation of the INDU

The INDU is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the INDU. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions and deletions to the INDU. Accordingly, the divisor is no longer equal to the number of components in the INDU . The divisor value of the INDU as of October 30, 2008 is 0.122555271.
The formula for calculating the divisor change is as follows:
D t+1 =D t * S C a t / S C t
Where:
D t+1 is the divisor to be effective on trading session t+1
D t is the divisor on trading session t
C a t is the components adjusted closing prices for stock dividends, splits, spin-offs and other applicable corporate actions on trading session t
C t is the components closing prices on trading session t

FWP-12

While Dow Jones currently employs the above methodology to calculate the INDU, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the performance of the INDU.

License Agreement with Dow Jones:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial AverageSM to track general stock market performance. Dow Jones’s only relationship to HSBC (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of Dow Jones and of the Dow Jones Industrial AverageSM which is determined, composed and calculated by Dow Jones without regard to HSBC or the notes. Dow Jones has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low intra-day levels, as well as end-of-quarter closing levels, of the reference asset for each quarter in the period from January 1, 2005 through September 30, 2008 and for the period from October 1, 2008 through October 30, 2008. The closing level of the reference asset on October 30, 2008 was 1,271.51. We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us. Historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the level of the reference asset will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	10,984.46	10,368.61	10,503.76
June 30, 2005	10,656.29	10,000.46	10,274.97
September 30, 2005	10,719.41	10,175.40	10,568.70
December 30, 2005	10,959.79	10,156.46	10,717.50
March 31, 2006	11,334.96	10,661.15	11,109.32
June 30, 2006	11,670.19	10,698.85	11,150.22
September 30, 2006	11,741.99	10,683.32	11,679.07
December 31, 2006	12,529.88	11,653.06	12,463.15
March 30, 2007	12,795.93	11,939.61	12,354.35
June 29, 2007	13,692.00	12,324.28	13,408.62
September 30, 2007	14,021.95	12,517.94	13,895.63
December 31, 2007	14,198.10	12,724.09	13,264.82
March 31, 2008	13,279.54	11,634.82	12,262.89
June 30, 2008	13,136.69	11,287.56	11,350.01
September 30, 2008	11,867.11	10,365.45	10,850.66
October 1, 2008 through October 30, 2008	10,882.52	7,882.51	9,180.69

FWP-13

Financial Select Sector SPDR® (“XLF”)

We have derived all information contained in this free writing prospectus regarding the XLF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc. (“SSFM”). The XLF is an investment portfolio maintained and managed by SSFM. The XLF is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XLF”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR Fund”). Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of Global Industry Classification Standards from a defined universe of companies. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The XLF represents the companies that represent the Financial Select Sector Index (the “underlying index”).

Investment Objective and Strategy

The XLF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index measures the performance of the financial services sector of the U.S. equity market. The underlying index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate including REITs.

Replication

The XLF pursues the indexing strategy of “replication” in attempting to track the performance of underlying index. The XLF will invest in all of the securities which comprise the underlying index. The XLF will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

Correlation

The underlying index is a theoretical financial calculation, while the XLF is an actual investment portfolio. The performance of the XLF and the underlying index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLF, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The Financial Select Sector Index

The underlying index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of financial products. Companies in the underlying index include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking.

The stocks included in the underlying index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the underlying index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The AMEX acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Underlying Index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR® Fund.

FWP-14

Historical Performance of the XLF

The following table sets forth the quarterly high and low intraday, as well as end-of-quarter closing prices, of the XLF on the primary exchange for each quarter in the period from January 1, 2005 through September 30, 2008 and for the period from October 1, 2008 through October 30, 2008. The closing price of the XLF on October 30, 2008 was 14.81. We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us. Historical prices of the XLF should not be taken as an indication of future performance, and no assurance can be given that the price of the XLF will increase relative to the initial value during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	30.79	28.06	28.39
June 30, 2005	29.85	27.40	29.47
September 30, 2005	30.40	28.81	29.52
December 30, 2005	32.55	28.43	31.67
March 31, 2006	33.32	31.30	32.55
June 30, 2006	34.22	31.20	32.28
September 30, 2006	34.78	31.44	34.66
December 31, 2006	37.14	34.41	36.74
March 30, 2007	37.99	34.19	35.63
June 29, 2007	38.14	35.14	36.18
September 30, 2007	36.90	31.52	34.32
December 31, 2007	35.97	28.10	28.93
March 31, 2008	29.68	22.65	24.87
June 30, 2008	28.15	20.10	20.26
September 30, 2008	24.50	16.80	19.89
October 1, 2008 through October 30, 2008	20.70	12.79	14.81

FWP-15

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the notes in accordance with this approach. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that the U.S. holder has held the note for more than one year at such time for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

The XLF is a “pass-thru” entity for purposes of section 1260 of the Code, and we therefore intend to treat the notes that reference the XLF as subject to the “constructive ownership” rules of section 1260 of the Code. Moreover, if one or more of the entities included in the INDU are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Code, it is possible that the note that references the INDU will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term gain had it held the XLF or any other pass-thru entity directly. Because the U.S. holder does not share in distributions made on the XLF, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held shares of the XLF directly. However, to the extent that one or more of the entities in the INDU constitute PFICs or other pass-thru entities for purposes of section 1260 of the Code, or if the XLF rebalances its positions or purchases a new position within a year of the maturity, sale, exchange, or other disposition of the note by a U.S. holder, the U.S. holder will generally be unable to demonstrate that it would have recognized long-term capital gain with respect to that portion of the note that references the XLF or the note that references the INDU, respectively.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

FWP-16

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

DISCONTINUANCE OR MODIFICATION OF INDU

This section applies only to INDU and does not apply to XLF

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the reference sponsor fails to publish the reference asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference asset level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the level thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the reference asset or successor index does not fairly represent the level of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the level of the reference asset or successor index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the reference asset or successor index in order to arrive at a level of the reference asset or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means, with respect to INDU, Dow Jones & Company, Inc.

DELISTING OR SUSPENSION OF TRADING IN THE SHARES OF XLF; TERMINATION OF XLF;
AND DISCONTINUATION OF THE UNDERLYING INDEX

This section applies only to XLF and does not apply to INDU

FWP-17

If the shares of the reference asset are delisted from, or trading of shares of the reference asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the reference asset (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the shares of the reference asset are delisted from, or trading of the shares of the reference asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, and such successor or substitute security will be deemed to be such reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the reference asset is liquidated or otherwise terminated (a “termination event”), the ending value of the shares of the reference asset on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate the reference asset prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the ending value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a termination event has occurred with respect to the reference asset and the underlying index sponsor discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the level of the underlying index will be determined by reference to the level of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the notes.

If a termination event has occurred and the underlying index sponsor discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the level to be substituted for the underlying index on the final valuation date will be a level computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a level as a substitute for the underlying index as described above, the successor underlying index or level, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

“Underlying index sponsor” means with respect to Financial Select Sector Fund, The McGraw-Hill Companies, Inc.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holder of notes, absent manifest error.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Summary-Payment at Maturity” on page 2 of this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated final return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

FWP-18

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

FWP-19

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus is correct on any date after their respective dates.

		HSBC USA Inc. $[●] Enhanced Market Participation Notes November 18, 2008 FREE WRITING PROSPECTUS
TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-5
Risk Factors	FWP-6
Illustrative Examples	FWP-8
Description of the Reference Asset	FWP-12
Certain U.S. Federal Income Tax Considerations	FWP-16
Certain ERISA Considerations	FWP-17
Discontinuance or Modification of INDU	FWP-17
Delisting or Suspension of Trading in the Shares of XLF; Termination of XLF; and Discontinuation of the Underlying Index	FWP-17
Events of Default and Acceleration	FWP-18
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

FWP-20